EXHIBIT 2

FIVE STAR QUALITY CARE, INC.

ARTICLES SUPPLEMENTARY

        FIVE STAR QUALITY CARE, INC., a Maryland corporation, having its principal office in Baltimore City, Maryland (hereinafter called the “Company”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

        FIRST: Pursuant to authority expressly vested in the Board of Directors by Article V, Section 5.1 of the Amended and Restated Articles of Incorporation of the Company, dated December 5, 2001 as amended, (the “Articles”), the Board of Directors has duly reclassified 100,000 unissued shares of Preferred Stock, of the Company (from among the 1,000,000 shares of Preferred Stock, $.01 par value, of the Company which are authorized) into 100,000 shares of Junior Participating Preferred Stock, par value $.01 per share, of the Company.

        SECOND: The terms (including the designations and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption) of the Junior Participating Preferred Stock, par value $.01 per share, are as follows:

1.        Designation and Amount. The shares of such series shall be designated as “Junior Participating Preferred Stock” and the number of shares constituting such series shall be 100,000.

2.        Dividends and Distributions.

        (a)        Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the Junior Participating Preferred Stock with respect to dividends (if any), the holders of Junior Participating Preferred Stock shall be entitled to receive, when, as and if declared by the Board out of funds legally available for the purpose, quarterly dividends payable in cash on the 15th day of March, June, September and December in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share of Junior Participating Preferred Stock or fraction thereof, in an amount per share (rounded to the nearest cent) equal to the greater of (X) $5 or (Y) subject to the provision for adjustment hereinafter set forth, 1,000 times the aggregate per share amount of all cash dividends, plus 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in common stock of beneficial interest, par value $.01 per share, of the Company (the “Common Stock”) or a subdivision of the outstanding Common Stock (by reclassification or otherwise), declared on the Common Stock, since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share of Junior Participating Preferred Stock or fraction thereof. In the event the Company shall at any time after March 10, 2004 (the “Rights Declaration Date”) (i) declare any dividend on Common Stock payable in Common Stock, (ii) subdivide the outstanding Common Stock or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Junior Participating Preferred Stock were entitled immediately prior to such event under clause (Y) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

        (b)         The Board shall declare a dividend or distribution on the Junior Participating Preferred Stock as provided in paragraph (a) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $5 per share on the Junior Participating Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

        (c)         Dividends shall begin to accrue and be cumulative on outstanding Junior Participating Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such Junior Participating Preferred Stock unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of Junior Participating Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the Junior Participating Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board may fix a record date for the determination of holders of Junior Participating Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not less than 10 and not more than 60 days prior to the date fixed for the payment thereof.

3.     Voting Rights. The holders of Junior Participating Preferred Stock shall have the following voting rights:

        (a)         Subject to the provision for adjustment hereinafter set forth, each share of Junior Participating Preferred Stock shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the stockholders of the Company. In the event that the Board shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in Common Stock, (ii) subdivide the outstanding Common Stock or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of Junior Participating Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

        (b) Except as otherwise provided herein or by law, the holders of Junior Participating Preferred Stock and the holders of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Company.

        (c)        (i) If at any time dividends on any Junior Participating Preferred Stock shall be in arrears in an amount equal to six (6) quarterly dividends thereon, the occurrence of such contingency shall mark the beginning of a period (a “Default Period”) which shall extend until such time when all accrued and unpaid dividends for all previous quarterly dividend periods and for the current quarterly dividend period on all Junior Participating Preferred Stock then outstanding shall have been declared and paid or set apart for payment. During each Default Period, all holders of Preferred Stock (including holders of the Junior Participating Preferred Stock) with dividends in arrears in an amount equal to six (6) quarterly dividends thereon, voting as a class, irrespective of series, shall have the right to elect two (2) Directors.

        (ii)        During any Default Period, such voting right of the holders of Junior Participating Preferred Stock may be exercised initially at a special meeting called pursuant to subparagraph (iii) of this Section 3I or at an annual meeting of stockholders, and thereafter at annual meetings of stockholders, provided that neither such voting right nor the right of the holders of any other series of Preferred Stock, if any, to increase, in certain cases, the authorized number of Directors shall be exercised unless the holders of ten percent (10%) in number of shares of Preferred Stock outstanding shall be present in person or by proxy. The absence of a quorum of the holders of Common Stock shall not affect the exercise by the holders of Preferred Stock of such voting right. At any meeting at which the holders of Preferred Stock shall exercise such voting right initially during an existing Default Period, they shall have the right, voting as a class, to elect Directors to fill up to two (2) vacancies, if any, in the Board or, if such right is exercised at an annual meeting, to elect two (2) Directors. The holders of Preferred Stock shall have the right to make such increase in the number of Directors as shall be necessary to permit the election by them at any special meeting of two (2) Directors. After the holders of Preferred Stock shall have exercised their right to elect Directors in any Default Period and during the continuance of such period, the number of Directors shall not be increased or decreased except by vote of the holders of Preferred Stock as herein provided or pursuant to the rights of any equity securities ranking senior to or pari passu with the Junior Participating Preferred Stock, if any.

        (iii)        Unless the holders of Preferred Stock shall, during an existing Default Period, have previously exercised their right to elect Directors, the Board may order, or any stockholder or stockholders owning in the aggregate not less than ten percent (10%)

of the total number of shares of Preferred Stock outstanding, irrespective of series, may request, the calling of a special meeting of the holders of Preferred Stock, which meeting shall thereupon be called by the Board or the President, any Vice President or the Secretary of the Company. The Secretary of the Company shall give notice of such meeting and of any annual meeting at which holders of Preferred Stock are entitled to vote pursuant to this paragraph I(iii) to each holder of record of Preferred Stock by mailing a copy of such notice to him at his last address as the same appears on the books of the Company. Such meeting shall be called for a time not earlier than fifteen (15) days and not later than sixty (60) days after such order or request. If such meeting is not called within sixty (60) days after such order or request, such meeting may be called on similar notice by any stockholder or stockholders owning in the aggregate not less than ten percent (10%) of the total number of shares of Preferred Stock outstanding. Notwithstanding the provisions of this paragraph I(iii), no such special meeting shall be called during the period within sixty (60) days immediately preceding the date fixed for the next annual meeting of the stockholders.

        (iv)        In any Default Period, the holders of Common Stock, and (if applicable) other classes of stock of beneficial interest of the Company (all Company stock being referred to as “Stock”), shall continue to be entitled to elect the whole number of Directors until the holders of Preferred Stock shall have exercised their rights to elect two (2) Directors voting as a class, after the exercise of which right, (X) the Directors so elected by the holders of Preferred Stock shall continue in office until their successors shall have been elected by such holders or until the expiration of the Default Period, and (Y) any vacancy in the Board shall (except as provided in paragraph I(ii) of this Section 3) be filled by vote of a majority of the remaining Directors theretofore elected by the holders of the class or classes of Stock which elected the Director whose office shall have become vacant. References in this paragraph I to Directors elected by the holders of a particular class of Stock shall include Directors elected by such Directors to fill vacancies as provided in clause (Y) of the foregoing sentence.

        (v)        Immediately upon the expiration of a Default Period, (X) the right of the holders of Preferred Stock as a class to elect Directors shall cease, (Y) the term of any Directors elected by the holders of Preferred Stock as a class shall terminate, and (Z) the number of Directors shall be such number as may be provided for in the Articles, any Article Supplementary or the By-Laws of the Company, irrespective of any increase made pursuant to the provisions of paragraph I(ii) of this Section 3 such number being subject, however, to change thereafter in any manner provided by law, or in the Articles of Incorporation, any Article Supplementary or the By-Laws of the Company). Any vacancies in the Board effected by the provisions of clauses (Y) and (Z) in the preceding sentence may be filled by a majority of the remaining Directors.

        (d)        Except as set forth herein, holders of Junior Participating Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any trust action.

        4.        Certain Restrictions.

        (a)        Whenever quarterly dividends or other dividends or distributions payable on the Junior Participating Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on Junior Participating Preferred Stock outstanding shall have been paid in full, the Company shall not:

        (i)        declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any Stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Junior Participating Preferred Stock;

        (ii)        declare or pay dividends on or make any other distributions on any Stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Junior Participating Preferred Stock except dividends paid ratably on the Junior Participating Preferred Stock and all such parity Stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such Stock are then entitled;

        (iii)        redeem or purchase or otherwise acquire for consideration Stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Junior Participating Preferred Stock provided that the Company may at any time redeem, purchase or otherwise acquire any such parity Stock in exchange for any Stock ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Junior Participating Preferred Stock;

        (iv)        purchase or otherwise acquire for consideration any Junior Participating Preferred Stock, or any Stock ranking on a parity with the Junior Participating Preferred Stock, except pursuant to Section 4(a)(iii) or in accordance with a purchase offer made in writing or by publication (as determined by the Board) to all holders of such stock upon such terms as the Board, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

        (b)        The Company shall not permit any subsidiary of the Company to purchase or otherwise acquire for consideration any Stock of the Company unless the Company could, under paragraph (a) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

        5.        Reacquired Stock. Any shares of Junior Participating Preferred Stock, purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board, subject to the conditions and restrictions on issuance set forth herein.

        6.        Liquidation, Dissolution or Winding Up.

        (a)        Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Company, no distribution shall be made to the holders of Stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Junior Participating Preferred Stock, unless, prior thereto, the holders of Junior Participating Preferred Stock shall have received $1,000.00 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the “Liquidation Preference”). Following the payment of the full amount of the Liquidation Preference, no additional distributions shall be made to the holders of Junior Participating Preferred Stock, unless, prior thereto, the holders of Common Stock shall have received an amount per share (the “Common Adjustment”) equal to the quotient obtained by dividing (i) the Liquidation Preference by (ii) 1,000 (as appropriately adjusted as set forth in subparagraph (c) below to reflect such events as stock splits, stock dividends and recapitalization with respect to the Common Stock) (such number in clause (ii) immediately above being referred to as the “Adjustment Number”). Subject to the rights of any other series of Preferred Stock then outstanding, if any, following the payment of the full amount of the Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Junior Participating Preferred Stock and Common Stock, respectively, holders of Junior Participating Preferred Stock and holders of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to one (1) with respect to such Junior Participating Preferred Stock and Common Stock, on a per share basis, respectively.

        (b)        In the event, however, that there are not sufficient assets available to permit payment in full of the Liquidation Preference and the liquidation preferences of all other series of Preferred Stock, if any, which rank on a parity with the Junior Participating Preferred Stock, then such remaining assets shall be distributed ratably to the holders of such parity Stock (including the Junior Participating Preferred Stock) in proportion to their respective liquidation preferences. In the event, however, that there are not sufficient assets available to permit payment in full of the Common Adjustment after satisfaction of the liquidation preferences of all series of Preferred Stock, if any, then such remaining assets shall be distributed ratably to the holders of Common Stock.

        (c)        In the event the Company shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in Common Stock, (ii) subdivide the outstanding Common Stock or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

    7.        Consolidation, Merger, etc. In case the Company shall enter into any consolidation, merger, combination or other transaction in which the Common Stock is exchanged for or changed into other stock or securities, cash or any other property, then in any such case the Junior Participating Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 1,000 times the aggregate amount of shares, securities, cash or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Company shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in Common Stock, (ii) subdivide the outstanding Common Stock or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of Junior Participating Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

        8.        Redemption. The Junior Participating Preferred Stock shall not be redeemable.

        9.        Ranking. The Junior Participating Preferred Stock shall rank junior to all other series of the Company’s Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

        10.        Amendment. At such time as Junior Participating Preferred Stock is outstanding, neither the Articles of Incorporation nor this Articles Supplementary shall be amended, nor shall an Article Supplementary of the Company be filed or amended, in any manner which would materially alter or change the powers, preferences or special rights of the Junior Participating Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding Junior Participating Preferred Stock voting separately as a class.

        11.        Fractional Stock. Junior Participating Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and have the benefit of all other rights of a holder of Junior Participating Preferred Stock.

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        IN WITNESS WHEREOF, FIVE STAR QUALITY CARE, INC. has caused these Articles Supplementary to be signed in its name and on its behalf by a majority of its entire Board of Directors and witnessed by its Secretary on March 10, 2004.

WITNESS: /s/ Camille Balletto	FIVE STAR QUALITY CARE, INC. By: /s/ Evrett W. Benton Evrett W. Benton Chief Operating Officer and Secretary

        THE UNDERSIGNED, ASSISTANT SECRETARY OF FIVE STAR QUALITY CARE, INC., with respect to the foregoing Articles Supplementary of which this Certificate is made a part, hereby acknowledges in the name and on behalf of said Company, the foregoing Articles Supplementary to be the act of said Company and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

/s/ Jennifer B. Clark Jennifer B. Clark Assistant Secretary